DEFERRED COMPENSATION AGREEMENT

THIS AGREEMENT (the “Deferred Compensation Agreement”) is entered into this ______ day of December 2011 by and between Connecticut Water Service, Inc. (“CWS”, with CWS and its subsidiaries or affiliates hereinafter collectively referred to as the "Employer") and Judy E. Wallingford, a resident of Rockport, Maine (hereinafter referred to as the "Employee").

WITNESSETH:

WHEREAS, the Employee currently serves as the President of Aqua Maine, Inc., which corporation is being renamed “The Maine Water Company” as of the Closing Date (as defined below);

WHEREAS, CWS has entered into a stock purchase agreement with Aqua America, Inc. (“AA”) dated July 26, 2011, whereby CWS will purchase from AA, and AA will sell to CWS, all of the issued and outstanding capital stock of Aqua Maine, Inc. (the “Purchase Agreement”);

WHEREAS, the Company has determined that the Employee will be, from and after the Closing Date, among a select group of management or highly compensated employees of the Employer; and

WHEREAS, the Employer and the Employee anticipate that the completion of the transactions contemplated by the Purchase Agreement will take place on a date in early January 2012 (the “Closing Date”); and

WHEREAS, the Employer and the Employee wish to enter into this Deferred Compensation Agreement (the "Agreement") on the terms herein set forth, to be effective from and after the Closing Date;

NOW, THEREFORE, in consideration of the premises and the mutual and dependent promises herein, the parties hereto agree as follows:

1. DEFERRED COMPENSATION.  The Employee may file a written election with the Employer in the form attached to this Agreement or such other form as may be approved by the Employer to defer up to 12 percent (12%) of the Employee's salary.  Such amount shall be credited to a Deferred Compensation Account as provided in Section 2 hereof.  This election to defer the receipt of salary must be made before the beginning of the calendar year for which the salary is earned and shall remain in effect, unless terminated or changed, or until the date the Employee ceases to be an employee of the Employer.  Any election termination or change of a deferral election must be made on a form provided by the Employer for such purpose and may only be made with respect to salary which will be earned on and after the January 1st following the Employer's receipt of such form provided that such form is received not later than the December 31st prior to the applicable January 1st.

2. DEFERRED COMPENSATION ACCOUNT.  The Employer shall maintain on its books and records a Deferred Compensation Account to record its liability for future payments of deferred compensation and interest thereon required to be paid to the Employee or her beneficiary pursuant to this Agreement.  However, the Employer shall not be required to segregate or earmark any of its assets for the benefit of the Employee or her beneficiary.  The amount reflected in said Deferred Compensation Account shall be available for the Employer's general corporate purposes and shall be available to the Employer's general creditors.  The amount reflected in said Deferred Compensation Account shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Employee or her beneficiary, and any attempt to anticipate, alienate, transfer, assign or attach the same shall be void.  Neither the Employee nor her beneficiary may assert any right or claim against any specific assets of the Employer.  The Employee or her beneficiary shall have only a contractual right against the Employer for the amount reflected in said Deferred Compensation Account and shall have the status of general unsecured creditors.  Notwithstanding the foregoing, in order to pay amounts which may become due under this Agreement, the Employer may establish a grantor trust (hereinafter the "Trust") within the meaning of Section 671 of the Internal Revenue Code of 1986, as amended.  The assets in such Trust shall at all times be subject to the claims of the general creditors of the Employer in the event of the Employer's bankruptcy or insolvency, and neither the Employee nor any beneficiary shall have any preferred claim or right, or any beneficial ownership interest in, any such assets of the Trust prior to the time such assets are paid to the Employee or beneficiary pursuant to this Agreement.

The Employer shall credit to said Deferred Compensation Account the amount of any salary to which the Employee becomes entitled and which is deferred pursuant to Section 1 hereof, such amount to be credited as of the first business day of each month.  The Employer shall also credit to said Deferred Compensation Account an Interest Equivalent in the amount and manner set forth in Section 3 hereof.

3.           PAYMENT OF DEFERRED COMPENSATION

(a)           Separation from Service On or After Attainment of Age 55.  If the Employee should separate from service on or after her attainment of age fifty-five (55) for any reason other than death or an account of “Cause” as defined in subsection (c) below, she shall be entitled to receive payment of the entire amount of her Deferred Compensation Account including an Interest Equivalent, as described below, in the form of an actuarially equivalent life annuity providing for equal annual payments for the life of the Employee.  Such actuarially equivalent life annuity shall be computed on the basis of a mortality table that assumes a life expectancy of age eighty (80) and uses the Interest Factor described below (payment shall continue for the life of the Employee, even if the Employee continues to live past eighty (80)).  If the Employee is a “specified employee” as that term is defined under Section 409A of the Internal Revenue Code of 1986, as amended, and regulations issued thereunder (collectively, “Section 409A”) at the time of separation from service, the first annual annuity payment under this subsection shall be paid on the first day of the seventh month following the date of the Employee’s separation from service, and subsequent payments shall be made on anniversaries of that date.  If the Employee is not a “specified employee” at the time of separation from service, the first annual payment under this subsection shall be paid on the first day of the month following the date of the Employee’s separation from service, and subsequent payments shall be made on anniversaries of that date.

There shall be credited to the Employee's Deferred Compensation Account as of each January 1 and July 1, commencing with January 1, 2012 until payment of such account begins, as additional deferred compensation, an Interest Equivalent equal to fifty percent (50%) of the product of (i) the AAA Corporate Bond Yield Averages published by Moody's Bond Survey for the Friday ending on or immediately preceding the applicable January 1 and July 1 plus four (4) percentage points (the "Interest Factor"), multiplied by (ii) the balance of the Employee's Deferred Compensation Account, including the amount of Interest Equivalent previously credited to such Employee's account, as of the preceding day (i.e., December 31 or June 30).  The Interest Factor used to compute the annuity payable upon the Employee's separation from service on or after her attainment of age fifty-five (55) shall be calculated based upon the Interest Factor as of the January 1 or July 1 immediately preceding the date of the Employee's separation from service, whichever shall fall nearer to the date of the Employee's separation from service.

(b) Separation from Service Prior to Attainment of Age 55.  If the Employee should separate from service prior to her attainment of age fifty-five (55) for any reason other than death or on account of "Cause" as defined in subsection (c) below, the Employee shall be entitled to receive payment in a lump sum of the entire amount of her Deferred Compensation Account, including the same Interest Equivalent as described in subsection (a) above.  If the Employee is a “specified employee” as that term is defined under Section 409A at the time of separation from service, payment under this subsection shall be made on the date which is six (6) months following the date payment would otherwise be made pursuant to the following sentence.  If the Employee is not a “specified employee” at the time of separation from service, payment under this subsection shall be made on the third (3rd) day following separation from service.

(c) Separation from Service for Cause.

(i)           If the employment of the Employee is terminated by the Employer for Cause, the Employee shall be entitled only to a return of amounts deferred pursuant to Section 1 hereof.

(ii)           If the Employee is so terminated on or after age 55, payment shall be made in accordance with the terms of Section 3(a) above.  However, the Employee shall not be entitled to the Interest Equivalent for any years prior to such termination, and such Interest Equivalent shall not be included in determining Employee’s benefit hereunder.  An Interest Factor shall be utilized in calculating the amount of the annuity payable in accordance with the last sentence of subsection (a) above.

(iii)           If the Employee is so terminated prior to attainment of age 55, payment of the return of amounts deferred (excluding any Interest Equivalent) shall be made in a lump sum.  If the Employee is a “specified employee” as that term is defined under Section 409A at the time of separation from service, payment under this subsection shall be made on the date which is six (6) months following the date payment would otherwise be made pursuant to the following sentence.  If the Employee is not a “specified employee” at the time of separation from service, payment under this subsection shall be made on the third (3rd) day following separation from service.

(iv)           As used in this Agreement, the term "Cause" shall mean:

(A)
the Employee's rendering, while employed by the Employer, of any services, assistance or advice, either directly or indirectly, to any person, firm or organization competing with, or in opposition to, the Employer;

(B)	the Employee's allowing, while employed by the Employer, any use of her name by any person, firm or organization competing with, or in opposition to, the Employer; or

(C)	willful misconduct by the Employee, including, but not limited to, the commission by the Employee of a felony or the perpetration by the Employee of a common law fraud upon the Employer.

(d) Death While Employed.  Notwithstanding anything to the contrary contained in the foregoing, if the Employee should die while employed by the Employer, her beneficiary, designated pursuant to Section 4 hereof, shall receive in a lump sum, in lieu of the amount(s) otherwise payable to the Employee under this Agreement, a death benefit equal to the greater of (i) the Hypothetical Death Benefit, as defined in subsection (f) hereof, and (ii) the entire amount of her Deferred Compensation Account at the date of her death, assuming that an Interest Equivalent were credited to such account as of each January 1 and July 1, occurring after the first deferral hereunder until the date of death at the rate set forth in subsection (a) hereof.  Such beneficiary shall receive such death benefit on the thirtieth (30th) day following the death of the Employee.

(e) Death After Separation from Service.

(i)           If the Employee should die after her separation from service, whether prior to or on or after attainment of age 55, and prior to the date on which payment of her Deferred Compensation Account has commenced in the form of an annuity in accordance with subsection (a) or has been paid in the form of a lump sum as provided in subsection (b), her beneficiary, designated pursuant to Section 4 hereof, shall receive in a lump sum, in lieu of the amount(s) otherwise payable to the Employee under this Agreement, a death benefit equal to the entire amount of the Employee's Deferred Compensation Account, including the same Interest Equivalent as described in subsection (a) above, at the date of her death, provided that the Employee's employment shall not have terminated on account of "Cause" as defined in subsection (c) hereof.  In the event that the Employee should die after the termination of her employment for “Cause,” whether prior to or on or after attainment of age 55, and in either case prior to the date upon which payment of her Deferred Compensation Account has been made or has commenced, her beneficiary, designated pursuant to Section 4 hereof, shall receive a return of the amounts deferred (excluding any Interest Equivalent).  No Interest Equivalent shall be credited to the Employee's Deferred Compensation Account in the event of the Employee's death after her termination on account of "Cause" as provided in subsection (c) hereof.  In either case, the Employee's beneficiary shall receive such death benefit on the thirtieth (30th) day following the death of the Employee.

(ii)           If the Employee should die after her separation from service with the Employer on or after attainment of age 55 (not on account of “Cause”) and after the date on which payment of her Deferred Compensation Account and the Interest Equivalent set forth in subsection (a) hereof has commenced in the form of an annuity as provided in subsection (a), no additional benefits shall be payable under this Agreement after the Employee's death except to the extent that the Employee did not receive prior to her death benefits in an amount equal to or greater than the Employee’s Deferred Compensation Account plus any Interest Equivalent credited thereto, as of the date of the Employee’s death.  If the Employee dies prior to receiving benefits equal to or greater than the Employee’s Deferred Compensation Account plus any Interest Equivalent credited thereto as of the date of the Employee’s death, her beneficiary shall be entitled to a lump sum payment, thirty (30) days following Employee’s death, equal to the difference between benefits paid to the Employee hereunder and the Employee’s Deferred Compensation account, plus any Interest Equivalent credited thereto, as of the date of the Employee’s death.

(iii)           If the Employee should die after her separation from service with the Employer on or after attainment of age 55 on account of “Cause” and after the date payments have commenced to her in the form of an annuity as provided in subsection (c), no additional benefits shall be payable under this Agreement after the Employee’s death except to the extent the Employee did not receive prior to her death benefits in an amount equal to or greater than the amounts deferred (excluding any Interest Equivalent earned while employed).  In such event, her beneficiary shall be entitled to a lump sum payment, thirty (30) days following Employee’s death, equal to the difference between benefits paid to the Employee hereunder and the amounts deferred (excluding any Interest Equivalent earned while employed).

(iv)           If the Employee should die after her separation from service with the Employer and after the date on which payment has been paid to her in the form of a lump sum pursuant to subsection (b) or (c), no additional benefits shall be payable upon the Employee's death.

(f) Hypothetical Death Benefit.  For purposes of this Agreement, the term "Hypothetical Death Benefit” shall mean a lump sum benefit equal to the proceeds of any policy of key-man life insurance on the life of the Employee, of which the Employer is owner and beneficiary, and which policy is designated by the Employer as subject to the provisions hereof, reduced by (i) the amount of any tax imposed on the Employer with respect to such proceeds and (ii) the cost to the Employer of any tax deductions postponed as a result of salary deferrals pursuant to Section 1 hereof and increased by (iii) the tax deduction to the Employer which would result from payment of the Hypothetical Death Benefit to a beneficiary of the Employee.  For purposes of (ii) above, an opportunity cost factor of six (6) percent pre-tax interest will be applied during the period of postponed deductions under (ii).  The calculation of the Hypothetical Death Benefit shall be done by the Employer, whose calculation shall be final and binding on the Employee and her beneficiary.  Anything herein to the contrary notwithstanding, the Employer shall not be required to purchase a policy of key-man life insurance on the life of any Employee, and any such policy purchased by the Employer, and all proceeds thereof, shall remain at all times available to the Employer's general creditors.

(g) Termination of Employment.  In order for the Employee to be considered to have terminated employment with the Employer, the Employee must have incurred a separation from service from the Employer (and all related companies) within the meaning of Section 409A, and the term termination of employment shall be construed and interpreted in a manner consistent with the term separation from service.

4.           BENEFICIARY.  The Employee has notified or will in the future notify the Employer of the person or persons entitled to receive payments on the death of the Employee.  For the purposes of this Agreement, such person or persons are herein referred to collectively as the "beneficiary."  The person whom an Employee designates as her beneficiary for this purpose must be one of the following: the Employee's spouse; father, mother, sister, brother, son or daughter.  The beneficiary may also be a legal ward living with and dependent on the Employee at the time of her death.  If the Employee dies and has not designated a beneficiary, her beneficiary shall be her spouse, if living; otherwise, her beneficiary shall be deemed to be her estate.  An Employee's beneficiary designation may be changed at any time by the Employee giving written notice to the Employer of such change.  The rights of any beneficiary presently or hereafter designated are subject to any changes made in this Agreement by the Employee and the Employer.

5. WITHHOLDING.  The Employer shall be permitted to withhold from any payment to the Employee or her beneficiary hereunder all federal, state or other taxes which may be required with respect to such payment.

6. ARBITRATION.  In the event that a dispute shall arise with respect to any of the provisions of this Agreement, either the Employer or the Employee or her beneficiary, as the case may be, may give written notice to the other stating the claims that said party desires to arbitrate, and naming an arbitrator.  Within ten (10) days after the receipt of such notice, the party receiving same shall appoint a second arbitrator by written notice to be sent to the party who requested arbitration.  Within ten (10) days after receipt of such notice of appointment of the second arbitrator, the two (2) arbitrators so appointed shall meet to select a third arbitrator and shall give written notice of such selection to the Employer and the Employee or her beneficiary.  The decision of a majority of the arbitrators shall be conclusive and binding upon the Employer and the Employee or her beneficiary.  All notices hereunder shall be by registered mail addressed to the last known address of the party entitled to receive notice.  The Employer and the Employee shall each pay their own costs incurred in the arbitration proceeding.

7.           MISCELLANEOUS.

(a) This Agreement shall be binding upon the parties hereto, their heirs, executors, administrators, successors and assigns.  The Employer agrees that it will not be a party to any merger, consolidation or reorganization unless and until its obligations hereunder shall be expressly assumed by its successor or successors.

(b) This Agreement may be amended at any time by mutual written agreement of the parties hereto, but no amendment shall operate to give the Employee, or any beneficiary designated by her, either directly or indirectly, any interest whatsoever in any funds or assets of the Employer, except the right to receive the payments herein provided.

(c) Deferrals under this Agreement may be suspended by the Employer effective as of any January 1, following the time that tax or other laws are enacted or interpreted which result or will result in costs to the Employer significantly in excess of those contemplated at the time of the execution hereof.  In the event of such suspension, the Employer's sole obligation shall be to pay to the Employee in accordance with Section 3 above.  In no event may deferrals be ceased during a calendar year by action of either the Employer or the Employee, or both.

(d) This Agreement shall not supersede any contract of employment, whether oral or written, between the Employer and the Employee, nor shall it affect or impair the rights and obligations of the Employer and the Employee, respectively, thereunder.  Nothing contained herein shall impose any obligation on the Employer to continue the employment of the Employee.

(e) If Moody's Bond Survey shall cease to publish the Corporate Bond Yield Averages referred to in Section 3 hereof, a similar average selected by the Board of Directors of the Employer, in its sole discretion, shall be used.

(f) This Agreement shall be executed in duplicate, and each executed copy of this Agreement shall be deemed an original.

(g) This Agreement shall be construed in all respects under the laws of the State of Connecticut, subject to applicable federal law.

(h) This Agreement has been prepared with reference to Section 409A and should be interpreted and administered in a manner consistent with Section 409A.

(i) This Agreement shall be effective from and after the Closing Date.

Judy Wallingford - Deferred Comp. Agreement

* * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

CONNECTICUT WATER SERVICE, INC., together with its subsidiaries and affiliates
(the “Employer”)

By           /s/  Eric W. Thornburg
Name: Eric W. Thornburg
           Title: President and Chief Executive Officer

                        /s/  Judy E. Wallingford
Judy E. Wallingford